SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                ________________


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                 August 26, 1994


                                NBB Bancorp, Inc.
               (Exact Name of Registrant as Specified in Charter)


Delaware                    0-17341                    04-2997971
(State or other             (Commission                (IRS employer
jurisdiction of             File number)               Identification no.)
incorporation)


               174 Union Street, New Bedford, Massachusetts  02740
              (Address of Principal Executive Offices)  (Zip Code)


               Registrant's telephone number, including area code
                                 (508) 996-5000


                      The Exhibit Index appears on page 2.
             There are 57 pages in this Report, including exhibits.

Item 5 - Other Events

      Effective as of August 26, 1994, NBB Bancorp, Inc. (the "Company") and Fleet Financial Group, Inc. ("Fleet") amended and restated the Agreement and Plan of Merger dated as of May 9, 1994 (as amended and restated, the "Merger Agreement") to provide that if the Average Closing Price (as defined in the Merger Agreement) of Fleet common stock, $1.00 par value ("Fleet Common Stock") is equal to or less than $29.50 and the number of shares of Fleet Common Stock to be used by Fleet to pay the consideration in the Merger would prevent the Company's counsel from providing an opinion, in form and substance reasonably satisfactory to Fleet and its counsel, that the Merger would be a tax-free reorganization for federal income tax purposes, then the Merger will be completed using an alternative structure. Under the alternative structure, a wholly-owned subsidiary of Fleet, organized as a Delaware corporation ("Merger Subsidiary"), would merge with and into NBB (the "Alternative Merger"). NBB stockholders are entitled to receive the consideration described in the Merger Agreement, regardless of whether the Merger or the Alternative Merger is consummated.

      The Merger Agreement is attached hereto as an exhibit and incorporated herein by reference. The foregoing summary of such exhibit is qualified in its entirety by reference to the complete text of such exhibit.

Item 7 - Exhibits

      (c)  Exhibits.

            2.1   Agreement and Plan of Merger by and              Page 3
                  between Fleet Financial Group, Inc. and
                  NBB Bancorp, Inc. dated as of May 9, 1994, as amended and restated as of August 26, 1994

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              NBB BANCORP, INC.



Date: September 12, 1994                   By:
                                              Robert McCarter
                                              Chairman, President and Chief
                                              Executive Officer
109924.c1

                                   Exhibit 2.1


Agreement and Plan of Merger by and between Fleet Financial Group, Inc. and NBB Bancorp, Inc. dated as of May 9, 1994, as amended and restated August 26, 1994.




















109924.c1
9/12/94

                                                   AMENDED AND RESTATED
                                                  AS OF AUGUST 26, 1994




                    _______________________________
                    _______________________________


                     AGREEMENT AND PLAN OF MERGER

                            By and Between

                      FLEET FINANCIAL GROUP, INC.

                                  and

                           NBB BANCORP, INC.

                        Dated as of May 9, 1994

                    _______________________________
                    _______________________________

                           TABLE OF CONTENTS

                                                                   Page

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.01 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
            (a)  The Merger. . . . . . . . . . . . . . . . . . . . .  1
            (b)  Alternative Merger. . . . . . . . . . . . . . . . .  2
            (c)  Terminology . . . . . . . . . . . . . . . . . . . .  2
      1.02  Effective Time . . . . . . . . . . . . . . . . . . . . .  2
      1.03  Effects of the Merger. . . . . . . . . . . . . . . . . .  2
      1.04  Conversion of Company Common Stock . . . . . . . . . . .  2
      1.05  Dissenters' Rights . . . . . . . . . . . . . . . . . . .  5
      1.06  Options. . . . . . . . . . . . . . . . . . . . . . . . .  6
      1.07  Rights . . . . . . . . . . . . . . . . . . . . . . . . .  6
      1.08  ESOP . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      1.09  Articles of Incorporation. . . . . . . . . . . . . . . .  7
      1.10  By-Laws. . . . . . . . . . . . . . . . . . . . . . . . .  7
      1.11  Directors and Officers . . . . . . . . . . . . . . . . .  7
      1.12  Tax Consequences . . . . . . . . . . . . . . . . . . . .  7
      1.13  Conversion of Merger Subsidiary Common Stock . . . . . .  8

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

EXCHANGE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . .  8
      2.01  Parent to Make Shares and Cash Available . . . . . . . .  8
      2.02  Election and Exchange Procedures.. . . . . . . . . . . .  8

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . . . 11
      3.01  Corporate Organization . . . . . . . . . . . . . . . . . 11
      3.02  Capitalization . . . . . . . . . . . . . . . . . . . . . 12
      3.03  Authority; No Violation. . . . . . . . . . . . . . . . . 13
      3.04  Consents and Approvals . . . . . . . . . . . . . . . . . 14
      3.05  Loan Portfolio . . . . . . . . . . . . . . . . . . . . . 15
      3.06  Financial Statements . . . . . . . . . . . . . . . . . . 15
      3.07  Broker's Fees. . . . . . . . . . . . . . . . . . . . . . 16
      3.08  Absence of Certain Changes or Events . . . . . . . . . . 16
      3.09  Legal Proceedings. . . . . . . . . . . . . . . . . . . . 17
      3.10  Taxes and Tax Returns. . . . . . . . . . . . . . . . . . 17
      3.11  Employees. . . . . . . . . . . . . . . . . . . . . . . . 17
      3.12  SEC Reports. . . . . . . . . . . . . . . . . . . . . . . 18
      3.13  Company Information. . . . . . . . . . . . . . . . . . . 18
      3.14  Compliance with Applicable Law . . . . . . . . . . . . . 18
      3.15  Certain Contracts. . . . . . . . . . . . . . . . . . . . 19
      3.16  Agreements with Regulatory Agencies. . . . . . . . . . . 19
      3.17  Investment Securities. . . . . . . . . . . . . . . . . . 19
      3.18  Environmental Matters. . . . . . . . . . . . . . . . . . 19
      3.19  Assistance Agreements. . . . . . . . . . . . . . . . . . 20
      3.20  Properties . . . . . . . . . . . . . . . . . . . . . . . 20
      3.21  Insurance. . . . . . . . . . . . . . . . . . . . . . . . 21
      3.22  Material Interests of Certain Persons. . . . . . . . . . 21
      3.23  Regulatory Approvals . . . . . . . . . . . . . . . . . . 21

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

REPRESENTATIONS AND WARRANTIES OF PARENT . . . . . . . . . . . . . . 21
      4.01  Corporate Organization . . . . . . . . . . . . . . . . . 21
      4.02  Capitalization . . . . . . . . . . . . . . . . . . . . . 22
      4.03  Authority; No Violation. . . . . . . . . . . . . . . . . 23
      4.04  Consents and Approvals . . . . . . . . . . . . . . . . . 24
      4.05  Financial Statements . . . . . . . . . . . . . . . . . . 24
      4.06  Broker's Fees. . . . . . . . . . . . . . . . . . . . . . 25
      4.07  Absence of Certain Changes or Events . . . . . . . . . . 25
      4.08  Legal Proceedings. . . . . . . . . . . . . . . . . . . . 25
      4.09  SEC Reports. . . . . . . . . . . . . . . . . . . . . . . 25
      4.10  Parent and Merger Subsidiary Information . . . . . . . . 26
      4.11  Compliance with Applicable Law . . . . . . . . . . . . . 26
      4.12  Ownership of Company Common Stock; Affiliates and
            Associates . . . . . . . . . . . . . . . . . . . . . . . 26
      4.13  Agreements with Regulatory Agencies. . . . . . . . . . . 26
      4.14  Regulatory Approvals . . . . . . . . . . . . . . . . . . 26

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

COVENANTS RELATING TO CONDUCT OF BUSINESS. . . . . . . . . . . . . . 27
      5.01  Covenants of the Company . . . . . . . . . . . . . . . . 27
      5.02  No Solicitation. . . . . . . . . . . . . . . . . . . . . 29
      5.03  Covenants of Parent. . . . . . . . . . . . . . . . . . . 30

ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 30
      6.01  Regulatory Matters . . . . . . . . . . . . . . . . . . . 30
      6.02  Access to Information. . . . . . . . . . . . . . . . . . 31
      6.03  Shareholder Meeting. . . . . . . . . . . . . . . . . . . 33
      6.04  Legal Conditions to Merger . . . . . . . . . . . . . . . 33
      6.05  Restrictions on Resale . . . . . . . . . . . . . . . . . 33
      6.06  Stock Exchange Listing . . . . . . . . . . . . . . . . . 33
      6.07  Employee Benefit Plans . . . . . . . . . . . . . . . . . 34
      6.08  Employee Termination And Other Benefits. . . . . . . . . 34
      6.09  Indemnification; Directors' and Officers' Insurance. . . 35
      6.10  Subsequent Interim and Annual Financial Statements . . . 37
      6.11  Additional Agreements. . . . . . . . . . . . . . . . . . 37
      6.12  Disclosure Supplements . . . . . . . . . . . . . . . . . 37
      6.13  Current Information. . . . . . . . . . . . . . . . . . . 37
      6.14  ALCO Management. . . . . . . . . . . . . . . . . . . . . 37
      6.15  Execution and Authorization of Bank Merger Agreement . . 38

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . 39
      7.01  Conditions to Each Party's Obligation to Effect the
            Merger . . . . . . . . . . . . . . . . . . . . . . . . . 39
            (a)  Shareholder Approval. . . . . . . . . . . . . . . . 39
            (b)  Stock Exchange Listing. . . . . . . . . . . . . . . 39
            (c)  Other Approvals . . . . . . . . . . . . . . . . . . 39
            (d)  S-4 . . . . . . . . . . . . . . . . . . . . . . . . 39
            (e)  No Injunctions or Restraints; Illegality. . . . . . 39
      7.02  Conditions to Obligations of Parent and Merger
            Subsidiary . . . . . . . . . . . . . . . . . . . . . . . 39
            (a)  Representations and Warranties. . . . . . . . . . . 40
            (b)  Performance of Obligations of the Company . . . . . 40
            (c)  Consents Under Agreements . . . . . . . . . . . . . 40
            (d)  Legal Opinion . . . . . . . . . . . . . . . . . . . 40
            (e)  Accountant's Letter . . . . . . . . . . . . . . . . 40
      7.03  Conditions to Obligations of the Company . . . . . . . . 40
            (a)  Representations and Warranties. . . . . . . . . . . 41
            (b)  Performance of Obligations. . . . . . . . . . . . . 41
            (c)  Consents Under Agreements . . . . . . . . . . . . . 41
            (d)  Federal Tax Opinion . . . . . . . . . . . . . . . . 41
            (e)  Legal Opinion . . . . . . . . . . . . . . . . . . . 41
            (f)  Opinion of Financial Advisor. . . . . . . . . . . . 42

ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

TERMINATION AND AMENDMENT. . . . . . . . . . . . . . . . . . . . . . 42
      8.01  Termination. . . . . . . . . . . . . . . . . . . . . . . 42
      8.02  Effect of Termination; Expenses. . . . . . . . . . . . . 43
      8.03  Amendment. . . . . . . . . . . . . . . . . . . . . . . . 44
      8.04  Extension; Waiver. . . . . . . . . . . . . . . . . . . . 45

ARTICLE IX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . 45
      9.01  Closing. . . . . . . . . . . . . . . . . . . . . . . . . 45
      9.02  Non-Survival of Representations, Warranties and
            Agreements . . . . . . . . . . . . . . . . . . . . . . . 45
      9.03  Expenses . . . . . . . . . . . . . . . . . . . . . . . . 45
      9.04  Notices. . . . . . . . . . . . . . . . . . . . . . . . . 46
      9.05  Interpretation . . . . . . . . . . . . . . . . . . . . . 46
      9.06  Counterparts . . . . . . . . . . . . . . . . . . . . . . 47
      9.07  Entire Agreement . . . . . . . . . . . . . . . . . . . . 47
      9.08  Governing Law. . . . . . . . . . . . . . . . . . . . . . 47
      9.09  Jurisdiction and Venue . . . . . . . . . . . . . . . . . 47
      9.10  Enforcement of Agreement . . . . . . . . . . . . . . . . 47
      9.11  Severability . . . . . . . . . . . . . . . . . . . . . . 47
      9.12  Publicity. . . . . . . . . . . . . . . . . . . . . . . . 47
      9.13  Assignment . . . . . . . . . . . . . . . . . . . . . . . 47

                     AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER, dated as of May 9, 1994, as amended and restated as of August 26, 1994 by and between NBB BANCORP, INC., a Delaware corporation (the "Company") and FLEET FINANCIAL GROUP, INC., a Rhode Island corporation ("Parent").

      WHEREAS, the Board of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate a business combination transaction provided for herein in which (i) except under the circumstances set forth in Section 1.04(a) of this Agreement, the Company will, subject to the terms and conditions set forth herein, merge with and into Parent, with Parent as the surviving corporation or (ii) under the circumstances set forth in Section 1.04(a) of this Agreement, Parent will organize a wholly-owned subsidiary of Parent as a Delaware corporation ("Merger Subsidiary") which, subject to the terms and conditions set forth herein, will merge with and into the Company (the "Alternative Merger") (the term "Merger" referring to the transaction described in (i) or (ii) above, whichever is to be consummated); and

      WHEREAS, Parent will cause Merger Subsidiary to become a party to this Agreement prior to the mailing of the Proxy Statement (as hereinafter defined) to be sent to stockholders of the Company to seek their approval of this Agreement; and

      WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Fleet Bank of Massachusetts, N.A., a national banking association and an indirect wholly-owned subsidiary of Parent ("Massachusetts Bank," and sometimes referred to herein as the "Surviving Bank"), and New Bedford Institution for Savings, a Massachusetts savings bank and a wholly owned subsidiary of the Company (the "Bank"), will enter into a Bank Agreement and Plan of Merger (the "Bank Merger Agreement"), providing for the merger (the "Bank Merger") of the Bank with and into Massachusetts Bank; and

      WHEREAS, Parent, promptly following the consummation of the Merger, intends to cause (i) if the Alternative Merger is consummated, the merger of the Company with and into Parent, (ii) the sale of certain assets and liabilities of the Bank in exchange for cash and (iii) the Bank Merger to be consummated.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                               ARTICLE I

                              THE MERGER

      1.01 (a) The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Rhode Island Business Corporation Law (the "RIBCL"), at the Effective Time (as defined in Section 1.02 hereof), unless the Alternative Merger is consummated pursuant to Sections 1.01(b) and 1.04(a)), the Company shall merge with and into Parent. Except in the event that the Alternative Merger is consummated, Parent shall be the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of Rhode Island under the name of Fleet Financial Group, Inc. and upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

            (b) Alternative Merger. If the Alternative Merger is consummated pursuant to Section 1.04(a), then, subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time (as defined in Section 1.02 hereof), Merger Subsidiary shall merge with and into the Company. The Company shall be the surviving corporation in the Alternative Merger and shall continue its corporate existence under the laws of the State of Delaware under the name NBB Bancorp, Inc. Upon consummation of the Alternative Merger, the separate corporate existence of Merger Subsidiary shall terminate.

            (c) Terminology. As used in this Agreement, the term "Merger" means the Merger or the Alternative Merger, whichever is to be consummated. As used in this Agreement, the term "Surviving Corporation" means Parent, if the Merger is to be consummated, and the Company, if the Alternative Merger is to be consummated.

      1.02 Effective Time. Except in the event that the Alternative Merger is consummated, the Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") and the articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Rhode Island (the "Rhode Island Secretary"), in each case on the Closing Date (as defined in Section 9.01 hereof). If the Alternative Merger is consummated, the Merger shall become effective as set forth in the Certificate of Merger which shall be filed with the Delaware Secretary on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger and, except in the event that the Alternative Merger is consummated, the Articles of Merger.

      1.03 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL and, except in the event that the Alternative Merger is consummated, Section 7-1.1-69 of the RIBCL.

      1.04  Conversion of Company Common Stock.

            (a) At the Effective Time, subject to Sections 2.02(b) and (d) hereof, each share of the common stock, par value $0.10 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time and all rights attached thereto (other than shares of Company Common Stock (x) held in the Company's treasury, (y) held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares (as such terms are defined in Section 1.04(c) hereof)) or (z) which are Dissenting Shares (as such term is defined in Section 1.05 hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive (i) the number of Warrants (as defined in Section 1.04(d)) determined in accordance with Section 1.04(d) and (ii) at the election of the holder thereof as provided in Section 2.02, either:

            (x) a number of shares of the common stock of Parent, par value $1.00 per share (the "Parent Common Stock") (together with the number of Parent Rights (as defined in Section 4.02(a) hereof) associated therewith), rounded to the nearest thousandth of a share, determined by dividing the Merger Consideration, as defined below, by the Average Closing Price, as defined below (the "Per Share Stock Consideration"), or

            (y) cash in the amount of the Merger Consideration, as defined below (the "Per Share Cash Consideration"),

provided, that, the aggregate number of shares of Parent Common Stock that shall be issued in the Merger pursuant to Section 1.04(a)(ii)(x) shall be equal to the "Aggregate Parent Stock Amount" as defined below. Accordingly, consideration pursuant to Section 1.04(a)(ii)(y) shall be available to holders of Company Common Stock only to the extent the consideration pursuant to Section 1.04(a)(ii)(x) is not sufficient to pay the entire consideration due under Section 1.04(a)(ii).

The "Merger Consideration" shall be equal to $48.50, provided, however, that in the event that the Effective Time has not occurred on or prior to March 31, 1995, this amount shall be increased at the rate of $0.25 per share per month for each full month (prorated on a daily basis for each partial month) thereafter until the Effective Time. The "Average Closing Price" shall mean the average closing sale price per share of Parent Common Stock on the New York Stock Exchange (the "Stock Exchange") (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 10 consecutive Stock Exchange trading days ending on and including the fifth trading day immediately preceding (but not including) the Effective Time.

      Notwithstanding the foregoing, if the Average Closing Price is equal to or less than $29.50, then the consideration payable pursuant to Section 1.04(a)(ii) shall consist solely of cash in the amount of the Per Share Cash Consideration, provided that Parent may, at its option, pay part of such consideration in the form of Parent Common Stock valued at the Average Closing Price up to the number of shares which Parent previously repurchased to be used in payment of the Merger Consideration under Section 1.04(a)(ii)(x). If the Average Closing Price is equal to or less than $29.50, Parent shall provide a written notice (the "Parent Notice") to the Company no later than 5:00 p.m. on the first business day following the last Stock Exchange trading day of the period during which the Average Closing Price is calculated, indicating its calculation of the Average Closing Price and specifying the number of shares of Parent Common Stock, if any, which Parent has elected to use to pay part of the consideration pursuant to
Section 1.04(a)(ii). The Company in turn shall notify Parent no later than 5:00 p.m. on the first business day following receipt of the Parent Notice as to whether the Company has been advised by its counsel that such counsel would be able, under then applicable law, to deliver to the Company an opinion, in form and substance reasonably satisfactory to Parent and its counsel (the "Tax Opinion"), that, if the Merger were to be consummated using the number of shares of Parent Common Stock specified in the Parent Notice (and assuming no decline in the fair market value of Parent Common Stock between the date of the Parent Notice and the Effective Time), for federal income tax purposes the Merger would constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If counsel has advised the Company that it is unable to deliver the Tax Opinion, then Parent, the Company and Merger Subsidiary agree to consummate the Alternative Merger and Parent shall
(x) pay the consideration payable pursuant to Section 1.04(a)(i) and (y) pay the consideration payable pursuant to Section 1.04(a)(ii) in cash plus the number of shares of Parent Common Stock specified in the Parent Notice. If counsel has advised the Company that it would be able, under then applicable law, to deliver to the Company the Tax Opinion if the Merger were to be so consummated, then the Merger shall be consummated pursuant to Section 1.01(a) and Parent shall (x) pay the consideration payable pursuant to
Section 1.04(a)(i) and (y) pay the consideration payable pursuant to
Section 1.04(a)(ii) in cash and the number of shares of Parent Common Stock specified in the Parent Notice.

      The "Aggregate Parent Stock Amount" shall equal (i) if the Average Closing Price is greater than $29.50, such number of shares of Parent Common Stock not less than 5,700,000 (or such lesser number of shares that would enable Parent to pay the total consideration for the Merger pursuant to
Section 1.04(a)(ii)) and not more than 6,300,000 as shall be determined by Parent prior to the Effective Time (Parent to notify the Company no later than 5:00 p.m. on the first business day following the last Stock Exchange trading day of the period during which the Average Closing Price is calculated indicating its calculation of the Average Closing Price and specifying the exact number of shares), plus such additional number of shares of Parent Common Stock as may be required so that the aggregate portion of the consideration for the Merger attributable to Parent Common Stock is equal to at least 45% of the total consideration for the Merger, it being understood that for purposes of calculating the total consideration for the Merger, Dissenting Shares, cash received in lieu of fractional shares and the Warrants shall each be deemed the receipt of cash and the value of the Parent Common Stock shall be calculated using the closing sales price of Parent Common Stock on the Stock Exchange on the date of the Effective Time; or
(ii) if the Average Closing Price is equal to or less than $29.50, the number of shares of Parent Common Stock specified in the Parent Notice.

      (b) The Per Share Stock Consideration, the Per Share Cash Consideration, the Aggregate Parent Stock Amount and the number of Warrants to be issued pursuant to Section 1.04(d) shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Parent's capitalization.

      (c) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Company Common Stock held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no Parent Common Stock, cash, Warrants or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock and Parent Preferred Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

      (d) At the Effective Time, Parent shall issue and deliver in accordance with the provisions of Article II a total of 2,500,000 warrants (the "Warrants") as follows:

         (i) Each holder of a share of Company Common Stock which is being converted in accordance with Section 1.04(a) shall have the right to receive a number of Warrants equal to the Warrant Amount, and

        (ii)     Each holder of a stock option issued under the Company
      Stock Plan (as defined in Section 1.06) (a "Company Stock Option") which is converted into a stock option under the Parent Stock Plan pursuant to Section 1.06 shall have the right to receive a number of Warrants equal to the Warrant Amount multiplied by the number of shares of Company Common Stock underlying such Company Stock Option.

Each Warrant shall entitle the holder thereof to purchase one share of Parent Common Stock at a price of $43.875 per share at any time during the period beginning on the first anniversary of the Effective Time and ending on the sixth anniversary of the Effective Time. The Warrant Amount means a fraction, the numerator of which is 2,500,000, and the denominator of which is the sum of the number of shares of Company Common Stock which are being converted in accordance with Section 1.04(a) plus the number of shares of Company Common Stock underlying the Company Stock Options. For purposes of this Agreement, the "Warrant Shares" shall mean the shares of Parent Common Stock issuable upon exercise of the Warrants.

      1.05 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are owned by shareholders who, pursuant to applicable law, (a) deliver to the Company, before the taking of the vote of the Company's shareholders on the Merger, written demand for the appraisal of their shares, and (b) whose shares are not voted in favor of the Merger, nor consented thereto in writing (the "Dissenting Shares"), shall not be converted into Parent Common Stock and/or cash and Warrants, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the Company Common Stock of such holder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, that number of whole shares of Parent Common Stock and/or cash and Warrants determined pursuant to Section 1.04 and Section 2.02(c) hereof. Holders of Company Common Stock who become entitled pursuant to the provisions of Section 262 of the DGCL to payment for their shares of Company Common Stock under the provisions thereof shall receive payment therefor from the Surviving Corporation and such shares of Company Common Stock shall be cancelled.

      1.06 Options.  Commencing at least 15 days prior to the Effective
Time, each holder of a then outstanding stock option to purchase shares of Company Common Stock pursuant to the NBB Bancorp, Inc. Stock Option Plan (the "Company Stock Plan") shall be entitled to exercise such option (whether or not such option would otherwise have been exercisable) at the exercise price therefor, and if such options are not so exercised prior to the Effective Time, at or immediately prior to the Effective Time each such holder shall be entitled, upon election, to receive from the Company in cancellation of such option a cash payment from the Company in an amount equal to the excess of the Per Share Cash Consideration over the per share exercise price of such option, multiplied by the number of shares covered by such option, subject to any required withholding of taxes. At the Effective Time, any option which has not been so exercised or cancelled shall be converted automatically into (a) the number of Warrants determined in accordance with Section 1.04(d) and (b) an option under the Fleet Financial Group, Inc. 1992 Employee Stock Option and Restricted Stock Plan (the "Parent Stock Plan") to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the Parent Stock Plan and the provisions of the Company Stock Plan providing for immediate vesting as a result of the Merger:

           (a) The number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Per Share Stock Consideration, provided, that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest share; and

           (b) The exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Per Share Stock Consideration, provided, that such exercise price shall be rounded up to the nearest cent.

      The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Parent.

      1.07 Rights. The Board of Directors of the Company has approved, and shall enter into and keep in effect, an amendment to the Shareholder Rights Agreement dated as of November 14, 1989, between the Company and The First National Bank of Boston, as Rights Agent (the "Company Rights Agreement"), which, among other things, shall provide that a Distribution Date, as such term is defined in the Company Rights Agreement, shall not have occurred, and, as a consequence of which the Company Rights shall not have become nonredeemable and the Company Rights shall not become exercisable for capital stock of Parent upon consummation of the Merger (the "Rights Amendment").

      1.08 ESOP. The parties hereto agree that, effective as of the Effective Time (or as soon thereafter as practicable), the New Bedford Institution for Savings Employee Stock Ownership Plan and Trust (the "Bank ESOP") will be terminated in accordance with applicable law and regulations.

      1.09 Articles of Incorporation.

      (a) Except in the event that the Alternative Merger is consummated, at the Effective Time, the Articles of Incorporation of Parent, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

      (b) If the Alternative Merger is consummated, unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company, as amended and restated in the form acceptable to Parent in its sole judgment, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided by law and such Certificate of Incorporation.

      1.10 By-Laws.

      (a) Except in the event that the Alternative Merger is consummated, at the Effective Time, the By-Laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

      (b) If the Alternative Merger is consummated, unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Company, as amended and restated in the form acceptable to Parent in its sole judgment, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

      1.11 Directors and Officers.

      (a) Except in the event that the Alternative Merger is consummated, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

      (b) If the Alternative Merger is consummated, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      1.12 Tax Consequences. Except in the event that the Alternative Merger is consummated, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

      1.13 Conversion of Merger Subsidiary Common Stock. If the Alternative Merger is consummated, at the Effective Time, each share of the common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchanged for one share of common stock of the Surviving Corporation.


                              ARTICLE II

                          EXCHANGE OF SHARES

      2.01 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of certificates of Company Common Stock (the "Certificates"), for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the Warrants and cash which together constitute the consideration for the Merger (such cash and certificates for shares of Parent Common Stock and Warrants, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid, respectively, pursuant to Section 1.04 and Section 2.02 in exchange for outstanding shares of Company Common Stock.

      2.02 Election and Exchange Procedures.

           (a) As soon as practicable after the Effective Time, and in no event later than three business days thereafter (which date shall be referred to as the "Mailing Date"), Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates at the Effective Time
(1) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the Certificates and (2) an election form (the "Election Form"). The Company shall have the right to approve the form of both the letter of transmittal and the Election Form.

           (b) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through appropriate and customary documentation and instructions) to elect to receive Parent Common Stock with respect to each share of such holder's Company Common Stock ("Stock Election Shares"), to elect to receive cash with respect to each share of such holder's Company Common Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares"). Any shares of Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form on or before 5:00 p.m., on the 20th day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the "Election Deadline") shall also be deemed to be "No Election Shares".

      Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline by written notice to the Exchange Agent, which notice must be received by the Exchange Agent at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, Parent or the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent or the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

      If the aggregate number of Stock Election Shares does not equal the Stock Conversion Number (as defined below), within five business days after the Election Deadline, Parent shall cause the Exchange Agent to allocate among holders of Company Common Stock the right to receive, with respect to each such share, Parent Common Stock or cash in the Merger as follows:

           (i) if the number of Stock Election Shares is less than the Stock Conversion Number, then

                 (A) all Stock Election Shares shall be converted into the right to receive Parent Common Stock,

                 (B) the Exchange Agent will select, on a pro rata basis, first from among the holders of No-Election Shares and then (if necessary) from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares shall, when added to the number of Stock Election Shares, equal as closely as practicable the Stock Conversion Number, and all Stock Designee Shares shall be converted into the right to receive Parent Common Stock, and

                 (C) any Cash Election Shares and any No-Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive cash; or

           (ii) if the aggregate number of Stock Election Shares is greater than the Stock Conversion Number, then

                 (A) all Cash Election Shares shall be converted into the right to receive cash,

                 (B) the Exchange Agent will select, on a pro rata basis, first from among the holders of No-Election Shares and then (if necessary) from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the number of Cash Designee Shares shall, when added to the number of Cash Election Shares, equal as closely as practicable the Cash Conversion Number (as defined below), and all Cash Designee Shares shall be converted into the right to receive cash, and

                 (C) any Stock Election Shares and any No-Election Shares not so selected as Cash Designee Shares shall be converted into the right to receive Parent Common Stock.

      "Stock Conversion Number" means the Aggregate Parent Stock Amount divided by the Per Share Stock Consideration. "Cash Conversion Number" means the difference between the number of shares of Company Common Stock outstanding as of the Effective Time which are being converted pursuant to
Section 1.04(a) and the Stock Conversion Number.

      The selection process to be used by the Exchange Agent shall consist of such processes as shall be mutually determined by the Company and Parent as shall be further described in the Election Form.

      Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with the Election Form, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock, if any, to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Articles I and II hereof, (y) a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Articles I and II, and (z) a certificate representing the number of Warrants to which such holder is entitled pursuant to the provisions of
Article I and the Certificate so surrendered shall forthwith be cancelled.
No interest will be paid or accrued on the cash and unpaid dividends and distributions, if any, payable to holders of Certificates.

           (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock and/or cash and certificates representing Warrants as provided in this Article II.

           (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Company. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock, an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Articles I and II hereof.

           (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their Warrants, shares of Parent Common Stock, cash and unpaid dividends and distributions of the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent nor any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Warrants, shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.


                              ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

      3.01 Corporate Organization.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries taken as a whole. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, a material adverse change in or effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from changes in interest rates or general economic conditions. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial purposes. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Parent, are true and complete copies of such documents as in effect as of the date of this Agreement.

           (b) The Bank is a savings bank duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.
The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") and by the Mutual Savings Central Fund, Inc. (the "Central Fund"), through the Deposit Insurance Fund, to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. Each of the Company's other Subsidiaries that is a "Significant Subsidiary" (defined for purposes of this Agreement to mean subsidiaries other than those that are either inactive or have an immaterial amount of assets) is a corporation, partnership or business trust duly organized and, in the case of any such corporation, is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Significant Subsidiary of the Company has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Amended and Restated Charter and By-laws of the Bank and the Articles of Organization and By-laws of each other Significant Subsidiary of the Company, copies of which have previously been made available to Parent, are true and complete copies of such documents as in effect as of the date of this Agreement.

           (c) The minute books of the Company and the Bank contain true and complete records in all material respects of all meetings since January 1, 1988 of their respective shareholders and Boards of Directors.

      3.02 Capitalization.

           (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.10 per share (the "Company Preferred Stock"). As of the date of this Agreement, there are (x) 8,660,394 shares of Company Common Stock issued and outstanding and 873,433 shares of Company Common Stock held in the Company's treasury, (y) no shares of Company Common Stock reserved for issuance, except for 686,701 shares of Company Common Stock reserved for issuance upon exercise of stock options (368,701 with respect to outstanding stock options as of the date hereof) pursuant to the Company Stock Plan, and
(z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance, except for 150,000 shares of Company Series A Junior Participating Cumulative Preferred Stock reserved for issuance upon exercise of the rights (the "Company Rights") distributed to holders of Company Common Stock pursuant to the Company Rights Agreement.
All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above or reflected in Section
3.02 of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Company Disclosure Schedule"), and except for the Company Stock Plan and the Company Rights Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, and the price at which each such option may be exercised under the Company Stock Plan are set forth in Section 3.02 of the Company Disclosure Schedule.

           (b) The authorized capital stock of the Bank consists of 40,000,000 shares of common stock, par value $0.10 per share (the "Bank Common Stock") and 10,000,000 shares of preferred stock, par value $0.10 per share (the "Bank Preferred Stock"). As of the date of this Agreement, there are (x) 10,000 shares of Bank Common Stock issued and outstanding and no shares of Bank Common Stock held in the Bank's treasury, (y) no shares of Bank Common Stock reserved for issuance, and (z) no shares of Bank Preferred Stock issued or outstanding. Section 3.02 of the Company Disclosure Schedule sets forth a true and correct list of all of the Company Subsidiaries as of the date of this Agreement. Except as set forth in Section 3.02 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Company Subsidiaries (or, in the case of Company Subsidiaries that are not corporations, all of the outstanding partnership interests or beneficial interests, as the case may be), free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance with Sections 1.06 and 1.07 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries, other than shares reserved for issuance under the Company Rights.

      3.03 Authority; No Violation.

           (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for consideration at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company's shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming adoption of the Agreement by the requisite vote of the Company's shareholders and the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

           (b) The Bank has all necessary corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. Upon the due and valid approval of the Bank Merger Agreement by the Board of Directors of the Bank and by the shareholders of the Bank, no other corporate proceedings on the part of the Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Bank, will be duly and validly executed and delivered by the Bank and will (assuming adoption of the Bank Merger Agreement by the requisite vote of the shareholders of the Bank and Massachusetts Bank and the due authorization, execution and delivery by Massachusetts Bank) constitute a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

           (c) Except as set forth in Section 3.03 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company or the Bank Merger Agreement by the Bank, nor the consummation by the Company or the Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the Amended and Restated Charter or By-laws of the Bank, (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Bank, or (y) violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Significant Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except with respect to clause ii(x) and (y) above, for such violations, breaches, defaults or creation of encumbrances which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

      3.04 Consents and Approvals. Except for (A) the filing of applications and notices with, and the consents and approvals of, as applicable, (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (ii) the Office of the Comptroller of the Currency (the "Comptroller"), (iii) the Board of Bank Incorporation of The Commonwealth of Massachusetts (the "Massachusetts Board" or the "State Banking Approval"), (iv) the Central Fund, (v) the Commissioner of Banks of The Commonwealth of Massachusetts (the "Commissioner"), and (vi) the Massachusetts Housing Partnership Fund (the "MHP Consent"), (B) the filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (the "S-4") of which the proxy statement in definitive form relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") will be included as a prospectus, (C) the approval of this Agreement by the requisite vote of the shareholders of the Company, (D) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCL, and (E) the approval of the Bank Merger Agreement by the requisite vote of the Board of Directors and the shareholders of the Bank, and except for such filings, authorizations or approvals as may be set forth in Section 3.04 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, and (2) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby, except where the failure to obtain such consents or approvals, or to make such filings or registrations, would not prevent or significantly delay the Merger or the Bank Merger or otherwise prevent the Company or the Bank from performing their respective obligations under this Agreement, or would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

      3.05 Loan Portfolio. Section 3.05 of the Company Disclosure Schedule sets forth all of the Loans in original principal amount in excess of $100,000 of the Company or any of its Subsidiaries that as of the date of this Agreement are classified by the Bank or any bank regulatory examiner as "Special Mention", "Substandard", "Doubtful", "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans by category. Except for normal examinations conducted by (i) the Federal Reserve Board, (ii) the FDIC, and (iii) the Commissioner or any other state bank regulatory authority (collectively, "Regulatory Agencies"), in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding into the business or operations of the Company or any of its Subsidiaries during the last two years.

      3.06 Financial Statements. The Company has previously made available to Parent copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31 for the fiscal years 1992 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1991 through 1993, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The December 31, 1993 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.06 (including the related notes, where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.10 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) in all material respects, the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.10 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

      3.07 Broker's Fees. Neither the Company nor any Company Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Bank Merger Agreement, except that the Company has engaged, and will pay a fee or commission to Salomon Brothers Inc in accordance with the terms of a letter agreement between Salomon Brothers Inc and the Company.

      3.08 Absence of Certain Changes or Events.

           (a) Except as may be set forth in Section 3.08 of the Company Disclosure Schedule or otherwise disclosed herein or in the Company Reports, since December 31, 1993:

               (i) there has not been any Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

              (ii) there has not been any incurrence by the Company of any liability that has had, or to the knowledge of the Company any liability that could reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

             (iii) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business, none of which has had a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

              (iv) there has not been any change in any of the accounting methods or practices of the Company or any of its Subsidiaries other than changes required by applicable law or generally accepted accounting principles.

           (b) Except as set forth in Sections 3.08 or 5.01 of the Company Disclosure Schedule, or as consented to by Parent, and except for any increase, grant, payment or arrangement that, if effected after the date hereof, would be permitted pursuant to Section 5.01, since December 31, 1993, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1993 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into or amended any contract to make or grant any employment, severance or termination pay, or paid any bonus or (ii) suffered any material strike, work stoppage, slow-down, or other labor disturbance.

      3.09 Legal Proceedings. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there are no pending or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any Significant Subsidiary of the Company, as to which there is a reasonable likelihood of adverse determination and which if adversely determined, would (i) have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (ii) as of the date hereof, prevent or materially and adversely affect the Company's ability to consummate the transactions contemplated hereby.

      3.10 Taxes and Tax Returns. Each of the Company and its Subsidiaries has filed all Federal, state and, to the best of the Company's knowledge, material local, information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being true and complete in all material respects) and has paid or made provisions for the payment of all taxes and other governmental charges, except where the non-filing of which or the non-payment of which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date hereof other than taxes or other charges which (i) are not yet delinquent or are being contested in good faith and (ii) have not been finally determined. The amounts set up as reserves for taxes on the consolidated balance sheet of the Company included in its Form 10-K for the period ended December 31, 1993 for the payment of all unpaid Federal, state, county and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1993 or for any year or period prior thereto, and for which the Company or any of its Subsidiaries may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, are adequate under GAAP and are sufficient to cover all such taxes due, except where the failure to so accrue would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company has not received any written notice of any pending tax examinations or audits, material disputes or claims asserted for taxes or assessments upon the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period.

      3.11 Employees.

           (a) Section 3.11 of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Plans") by the Company, any of its Significant Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

           (b) The Company has heretofore made available to Parent true and complete, in all material respects, copies of each of the Plans and all related documents, including but not limited to (i) the most recent actuarial report for such Plan (if applicable), and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

           (c) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified,
(iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon reasonable actuarial assumptions used for funding purposes, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no liability under Title IV of ERISA has been incurred by the Company, its Significant Subsidiaries or any ERISA Affiliate that has not been satisfied in full, (v) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by the Company or its Significant Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, and (vii) neither the Company, its Significant Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Significant Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, except in each case above, where the failure to do so would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

      3.12 SEC Reports. The Company has previously made available to Parent a true and complete, in all material respects, copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1990 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Company Reports"), and (b) communication mailed by the Company to its shareholders since January 1, 1990, and, as of their respective dates, no such Company Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

      3.13 Company Information. The information provided in writing by the Company for inclusion in the Proxy Statement and the S-4 will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

      3.14 Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and neither the Company nor any of its Subsidiaries has received notice of any material violations of any of the above.

      3.15 Certain Contracts.

           (a) Except as set forth in Sections 6.07, 6.08, 6.09 of this Agreement or in Sections 3.15 or 5.01 of the Company Disclosure Schedule or in the Company Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding
(i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will result in any payment becoming due from Parent, the Company, the Surviving Corporation, the Surviving Bank or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $250,000 per annum, (v) which materially restricts the conduct of any line of business by the Company or any of its Significant Subsidiaries, or (vi) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15 of the Company Disclosure Schedule, is referred to herein as a "Company Contract".

           (b) Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Company Contract, except where such noncompliance would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

      3.16 Agreements with Regulatory Agencies.  Except as set forth in
Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding (each a "Regulatory Agreement"), with any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that relates to its capital adequacy, its credit policies or its management, nor has the Company or any of its Subsidiaries been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

      3.17 Investment Securities. Section 3.17 of the Company Disclosure Schedule sets forth the book and market value as of April 30, 1994 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries.

      3.18 Environmental Matters. Except as set forth in Section 3.18 of the Company Disclosure Schedule:

           (a) Each of the Company and its Subsidiaries is in compliance, and for the last three years has been in compliance, with all applicable laws, rules, regulations, standards and requirements adopted or enforced by the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment, except where such noncompliance or violations would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and

           (b) There is no suit, claim, action or proceeding pending before any court or Governmental Entity in which the Company or any of its Subsidiaries has been named as a defendant (x) for alleged noncompliance with any environmental law, rule or regulation or (y) relating to the release into the environment of any Hazardous Material (as hereinafter defined) or oil at or on a site presently or formerly owned, leased or operated by the Company or any of its Subsidiaries or, to the knowledge of the senior officers of the Company, on a site with respect to which the Company has made a commercial real estate loan and has a mortgage or security interest in, except where such noncompliance or release would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. "Hazardous Material" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (section)9601 et seq., or any similar state law. With respect to the items described in
Section 3.18 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has taken any action which would result in any of them being deemed to be "owners" or "operators" under any environmental law, rule or regulation, except where any such action would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

      3.19 Assistance Agreements. Except as set forth in Section 3.19 of the Company Disclosure Schedule or in the Company Reports, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Company or any of its Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

      3.20 Properties. The Company and each Company Subsidiary has good and marketable title to all the real property and all other property owned by it and included in the December 31, 1993 consolidated balance sheet of the Company (the "Balance Sheet"), other than property disposed of in the ordinary course of business after December 31, 1993, except where the failure to so have title would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and owns such property subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in the Balance Sheet or the notes thereto or incurred in the ordinary course of business after the date of the Balance Sheet, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to, any Federal Reserve Bank or Federal Home Loan Bank, inter-bank credit facilities, or any transaction by a subsidiary acting in a fiduciary capacity, and (d) such encumbrances, liens, mortgages, security interests, and pledges that do not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its properties, except such violations which would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

      3.21 Insurance. To the knowledge of the Company, all of the policies relating to insurance maintained by the Company or any Significant Subsidiary with respect to its property and the conduct of its business (or any comparable policies entered into as a replacement therefor) are in full force and effect and neither the Company nor any Significant Subsidiary has received any notice of cancellation with respect thereto.

      3.22 Material Interests of Certain Persons. Except as disclosed in the Company's proxy statement for its 1994 annual meeting of shareholders, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of the Company's Subsidiaries that would be required to be disclosed in a proxy statement to shareholders under Regulation 14A of the Exchange Act.

      3.23 Regulatory Approvals. The Company is not, as of the date hereof, aware of any reason why the regulatory approvals required to be obtained by it or any of its Subsidiaries to consummate the Merger and the Bank Merger would not be satisfied within the time frame customary for transactions of the nature contemplated thereby.


                              ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent hereby represents and warrants to the Company as follows:

      4.01 Corporate Organization.

           (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Restated Articles of Incorporation and By-laws of Parent, copies of which have previously been made available to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.

           (b) Massachusetts Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of the Bank are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Massachusetts Bank. Massachusetts Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Massachusetts Bank. The Articles of Association and By-laws of Massachusetts Bank, copies of which have previously been made available to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.

      4.02 Capitalization.

           (a)   The authorized capitalized stock of Parent consists of:
(i) 300,000,000 shares of Parent Common Stock, of which at March 31, 1994, 137,617,952 shares were issued and outstanding, (ii) 16,000,000 shares of Preferred Stock, par value $1.00 per share, ("Parent Preferred Stock"), of which at March 31, 1994, (A) with respect to Cumulative and Adjustable Dividends, 1,000,000 shares were designated and no shares were issued and outstanding, (B) 12,553 shares were designated and 2,155 shares were issued and outstanding as Series I 12% Cumulative Convertible Preferred Stock,
(C) 96,000 shares were designated and no shares were issued and outstanding as Series II 6 1/2% Cumulative Convertible Preferred Stock, (D) 1,100,000 shares were designated and 519,758 shares were issued and outstanding as Series III 10.12% Perpetual Preferred Stock, (E) 1,000,000 shares were designated and 478,838 shares were issued and outstanding as Series IV 9.375% Preferred Stock, (F) 1,500,000 shares were designated and no shares were issued and outstanding as Cumulative Participating Junior Preferred Stock pursuant to the Parent's Shareholder Rights Agreement ("Parent Rights"), and
(G) 1,415,000 shares were designated and outstanding as Dual Convertible Preferred Stock and (iii) 1,500,000 shares of Preferred Stock, par value $20.00 (the "Parent $20 Par Value Preferred Stock"), with Cumulative and Adjustable Dividends, of which at such date, no shares were issued and outstanding. As of March 31, 1994, there were 32,522,975 shares reserved for issuance in connection with employee benefit, stock option, dividend reinvestment, and stock purchase plans, warrants, the 6 1/2 Cumulative Convertible Preferred Stock, the 12% Convertible Preferred Stock and the Dual Convertible Preferred Stock. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as referred to above or reflected in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Exchange Act (the "Parent 1993 10-K"), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock or Parent $20 Par Value Preferred Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock or Parent $20 Par Value Preferred Stock or any other equity security of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. The Warrants and Warrant Shares have been duly authorized and when issued will be fully paid, nonassessable and free of preemptive rights. As of the Effective Time, Parent will have reserved 2,500,000 authorized but unissued shares of Parent Common Stock for issuance upon exercise of the Warrants.

           (b) The authorized capital stock of Massachusetts Bank consists of 1,000,000 shares of common stock, par value $15.00 per share, 1,000,000 of which are issued and outstanding. Fleet Banking Group, Inc., a wholly-owned subsidiary of Parent, owns all of the issued and outstanding shares of capital stock of Massachusetts Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Massachusetts Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of Massachusetts Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Massachusetts Bank.

      4.03 Authority; No Violation.

           (a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming adoption of the Agreement by the requisite vote of the Company's shareholders and the due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

           (b) Massachusetts Bank has all necessary corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. Upon the due and valid approval of the Bank Merger Agreement by Parent as the sole shareholder of Massachusetts Bank, and by the Board of Directors of Massachusetts Bank, no other corporate proceedings on the part of Massachusetts Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Massachusetts Bank, will be duly and validly executed and delivered by Massachusetts Bank and will (assuming adoption of the Bank Merger Agreement by the requisite vote of the shareholders of the Bank and Massachusetts Bank and the due authorization, execution and delivery by the Bank) constitute a valid and binding obligation of Massachusetts Bank, enforceable against Massachusetts Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

           (c) Neither the execution and delivery of this Agreement by Parent or the Bank Merger Agreement by Massachusetts Bank, nor the consummation by Parent or Massachusetts Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Parent or Massachusetts Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Articles of Incorporation or By-Laws of Parent or the Articles of Association or By-laws or similar governing documents of Massachusetts Bank, as the case may be, or
(ii) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Massachusetts Bank or any of Parent's Significant Subsidiaries, or (y) violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or Massachusetts Bank or any of Parent's Significant Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Massachusetts Bank or any of Parent's Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except with respect to clause ii(x) and (y) above, for such violations, breaches or defaults which would not have a Material Adverse Effect on Parent.

      4.04 Consents and Approvals. Except for (A) the filing of applications and notices with, and the consents and approvals of, as applicable (i) the Federal Reserve Board, (ii) the Comptroller, (iii) the State Banking Approval, (iv) the Commissioner, (v) the Central Fund, (vi) the MHP Consent, (B) the filing with the SEC of the S-4 of which the Proxy Statement will be included as a prospectus, (C) the filing of the Certificate of Merger with the Delaware Secretary and the filing of Articles of Merger with the Rhode Island Secretary, (D) the approval of the Bank Merger Agreement by the requisite vote of the Board of Directors and sole shareholder of Massachusetts Bank, and except for such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock, Warrants and Warrant Shares pursuant to this Agreement and such filings, authorizations or approvals as may be set forth in Section
4.04 of the Disclosure Schedule which is being delivered by Parent to the Company herewith (the "Parent Disclosure Schedule"), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby, and (2) the execution and delivery by Massachusetts Bank of the Bank Merger Agreement and the consummation by Massachusetts Bank of the transactions contemplated thereby, except where the failure to obtain such consents or approvals, or to make such filings or registrations, would not prevent or delay the Merger or the Bank Merger or otherwise prevent Parent or Merger Subsidiary from performing their respective obligations under this Agreement or prevent Massachusetts Bank from performing its obligations under the Bank Merger Agreement, or would not have a Material Adverse Effect on Parent. The vote of the holders of the outstanding shares of Parent Common Stock is not required to approve this Agreement or the transactions contemplated hereby.

      4.05 Financial Statements. Parent has previously made available to the Company copies of the consolidated balance sheets of Parent and its Subsidiaries as of December 31 for the fiscal years 1992 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1991 through 1993, inclusive, as reported in the Parent 1993 10-K. The December 31, 1993 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.05 (including the related notes where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.10 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) in all material respects, the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.10 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

      4.06 Broker's Fees. Neither Parent, Massachusetts Bank or any Parent Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Bank Merger Agreement.

      4.07 Absence of Certain Changes or Events.

           (a)   Since December 31, 1993:

                 (i) there has not been any Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

                 (ii) there has not been any incurrence by Parent of any liability that has had, or to the knowledge of Parent could reasonably be expected to have, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

                 (iii) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business none of which has had a Material Adverse Effect on Parent and its Subsidiaries taken as a whole;

                 (iv) there has not been any change in any of the accounting methods or practices of Parent or any of its Subsidiaries other than changes required by applicable law or generally accepted accounting principles.

      4.08 Legal Proceedings. There are no pending or to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Parent or any Significant Subsidiary of Parent, as to which there is a reasonable likelihood of adverse determination and which if adversely determined, would
(i) have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, or (ii) as of the date hereof, prevent or materially and adversely affect Parent's ability to consummate the transactions contemplated hereby.

      4.09 SEC Reports. Parent has previously made available to the Company a true and complete, in all material respects, copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1990 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and
(b) communication mailed by Parent to its shareholders since January 1, 1990, and, as of their respective dates, no such Parent Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

      4.10 Parent and Merger Subsidiary Information. The information provided in writing by Parent or Merger Subsidiary for inclusion in the Proxy Statement and the S-4 will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

      4.11 Compliance with Applicable Law. Parent and each of its Subsidiaries holds, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries has received notice of any material violations of any of the above.

      4.12 Ownership of Company Common Stock; Affiliates and Associates.
Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares). Neither Parent nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL (section)202(c)(1)) or an "associate" (as such term is defined in DGCL (section)203(C)(2)) of the Company.

      4.13 Agreements with Regulatory Agencies.  Except as set forth in
Section 4.13 of the Parent Disclosure Schedule or as disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 1993, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement with any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that relates in any manner to its capital adequacy, its credit policies or its management, nor has Parent or any of its Subsidiaries been notified by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

      4.14 Regulatory Approvals. Parent is not, as of the date hereof, aware of any reason why the regulatory approvals required to be obtained by it or any of its Subsidiaries to consummate the Merger and the Bank Merger would not be satisfied within the time frame customary for transactions of the nature contemplated thereby.


                               ARTICLE V

               COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.01 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use all reasonable efforts to
(x) preserve its business organization and that of its Significant Subsidiaries intact, (y) keep available to itself and Parent the present services of the employees of the Company and its Significant Subsidiaries and
(z) preserve for itself and Parent the goodwill of the customers of the Company and its Significant Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

           (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except (i) for the declaration and payment of regular quarterly cash dividends in an amount not to exceed $0.30 per share of Company Common Stock, provided, however, that the Company's regular quarterly cash dividend may be increased by up to ten percent per share beginning in the first quarter of 1995, and (ii) that the parties agree
      (x) to consult with respect to the amount of the last Company quarterly dividend payable prior to the Effective Time with the objective of assuring that the shareholders of the Company do not experience a shortfall based on the record and payment dates of their last dividend prior to the Merger and (y) that the Company may pay a special dividend to holders of record of Company Common Stock immediately prior to the Effective Time consistent with the objective described in clause (x) above;

           (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of shares pursuant to the Bank ESOP or of Trust Account Shares and DPC Shares), any shares of the capital stock of the Company or any Company Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Company Subsidiary;

           (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Company Stock Plan and outstanding prior to the date of this Agreement, or (ii) the sale of Company Common Stock under the Bank ESOP, in accordance with their present terms;

           (d)   amend its Certificate of Incorporation or By-laws;

           (e) enter into any real property lease for a term longer than one year;

           (f) make any capital expenditures in excess of $500,000 in the aggregate;

           (g)   enter into any new line of business;

           (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business, which would be material to the Company;

           (i) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

           (j) change its methods of accounting in effect at December 31, 1993, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

           (k) except as required by applicable law or to maintain qualification pursuant to the Code, (i) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or as set forth in Section 5.01 of the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

           (l) except in the case that the Alternative Merger is to be consummated, knowingly take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

           (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

           (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

           (o) file any application to open, relocate or terminate the operations of any banking office of the Bank;

           (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business;

           (q)   purchase or sell loans in bulk;

           (r) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts which, if such foreclosure were to occur, would be reasonably likely to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

           (s) subject to Section 6.14, change the Company's policies and practices with respect to asset liability management in any material respect; or

           (t)   agree to do any of the foregoing.

      5.02 No Solicitation. Neither the Company nor any Company Subsidiary nor any of the directors, officers, employees, representatives or agents of the Company or other persons controlled by the Company shall, except to the extent required by applicable law relating to fiduciary obligations of directors, upon advice of counsel, solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity, or group (other than Parent) concerning any merger, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transactions involving the Company or any Company Subsidiary. Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to the Company's shareholders which, in the judgment of the Board of Directors, based upon the advice of counsel, may be required under applicable law. The Company will promptly communicate to Parent the terms of any proposal, discussion, negotiation, or inquiry relating to a merger or disposition of a significant portion of its capital stock or similar transaction involving the Company or any Company Subsidiary and the identity of the party making such proposal or inquiry, which it receives with respect to any such transaction.

      5.03 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, Parent and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and relationships. Without limiting the generality of the foregoing and as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

           (a) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

           (b) change its methods of accounting in effect at December 31, 1993, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent's independent auditors;

           (c) except in the case that the Alternative Merger is to be consummated, knowingly take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

           (d) take or cause to be taken any action which would, or may reasonably be expected to, significantly delay or otherwise adversely affect the regulatory approvals required to consummate the Merger; or

           (e)   agree to do any of the foregoing.


                              ARTICLE VI

                         ADDITIONAL AGREEMENTS

      6.01 Regulatory Matters.

           (a) The Company shall promptly prepare the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The S-4 will constitute the Registration Statement registering the issuance of the Warrants and Parent Common Stock pursuant to this Agreement and the issuance of the Warrant Shares upon exercise of the Warrants. Each of the Parent and the Company shall use their best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly mail the Proxy Statement to its shareholders. Parent shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

           (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

           (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

           (d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

      6.02 Access to Information.

           (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (other than information which the Company is not permitted to disclose under applicable law). Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 11, 1994, between Parent and the Company (the "Confidentiality Agreement").

           (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company and the Bank, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. During the period from the date of this Agreement to the Effective Time, Parent will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the Company and the Bank and to report the general status of the ongoing operations of Parent and its Subsidiaries.

           (c) All information furnished by Parent to the Company or its representatives pursuant hereto shall be treated as the sole property of Parent and, if the Merger shall not occur, the Company and its representatives shall return to Parent or destroy all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Company shall, and shall use its reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Company's possession prior to the disclosure thereof by Parent; (y) was then generally known to the public; or (z) was disclosed to the Company by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Company is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Parent to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Company may disclose such information to such tribunal or governmental body or agency without liability hereunder.

      6.03 Shareholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement; provided, however, that nothing contained in this Section 6.03 or elsewhere in this Agreement shall prohibit the Company's Board of Directors from failing to make such recommendation or modifying or withdrawing its recommendation, if such Board shall have concluded in good faith with the advice of counsel that such action is required to prevent such Board from breaching its fiduciary duties to the shareholders of the Company, and no such action shall constitute a breach of this Agreement.

      6.04 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause each of its Subsidiaries to, use its best efforts
(a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement. Parent also agrees to accept any conditions related to savings bank life insurance, the discontinuation of impermissible activities or the divestiture of the Company's or the Bank's direct or indirect interests in real estate or other investments which are required by any Regulatory Agency in connection with procuring the regulatory approvals required to consummate the Merger and the Bank Merger.

      6.05 Restrictions on Resale. The Company shall use all reasonable efforts to cause each director, executive officer and other person of the Company who, at the time of the shareholder's meeting called by the Company to approve this Agreement, is an "affiliate" of the Company (for purposes of Rule 145 under the Securities Act) and who has indicated to the Company that such person intends to elect to receive Parent Common Stock pursuant to the Merger, to execute "affiliate letters" prior to the Effective Time providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. Parent shall use all reasonable efforts to comply with Rule 144(c) under the Securities Act in order that all such persons may resell such Parent Common Stock pursuant to Rule 145(d) under the Securities Act.

      6.06 Stock Exchange Listing. Parent shall cause the Warrants and the shares of Parent Common Stock to be issued in the Merger and the Warrant Shares to be approved for listing on the Stock Exchange, subject to official notice of insurance, prior to the Effective Time.

      6.07 Employee Benefit Plans.

           (a) From and after the Effective Time and subject to applicable law, the Surviving Corporation and the Surviving Bank shall provide the employees of the Company ("Company Employees") with the same benefits provided to its own employees; provided, that Parent shall not treat any such employee as a "new" employee for purposes of any exclusion for an existing condition under any health, dental or similar plan of Parent, the Surviving Corporation, or the Surviving Bank. Notwithstanding anything to the contrary herein, with respect to benefits payable to employees who shall have retired from the Company and its Subsidiaries, whether before or after the Effective Time, the Surviving Corporation and the Surviving Bank shall in no event take any action to reduce such benefits and shall take such action as it deems appropriate from time to time with respect to possible increases in the level of such benefits, taking into consideration among other factors any similar increases which Parent shall have effected with respect to its retired employees.

           (b) With respect to the provision of benefits to the Company's employees pursuant to Section 6.07(a) hereof, to the extent that Company Employees become participants in any employee benefit plans maintained by the Surviving Corporation, the Surviving Bank, Parent or any of its Subsidiaries ("Parent Plans"), Company Employees shall be credited under the Parent Plans for all prior years of service with the Company and any Subsidiary of the Company (and any entities acquired by the Company or the Bank to the same extent as the Company or the Bank recognize such service) for all purposes, including but not limited to eligibility and vesting, vacation time and 401(k) plans, but excluding benefit accrual under the qualified defined benefit pension plan of the Surviving Corporation, the Surviving Bank, Parent or any of its Subsidiaries, to the extent of any duplication in benefits, to the extent such service was recognized by the Company or any Subsidiary of the Company under any of its plans.

           (c) The provisions of this Section 6.07 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each officer and employee covered hereby and his or her heirs and representatives.

      6.08 Employee Termination And Other Benefits.

           (a) Following the Effective Time, Parent shall honor and shall cause the Company and the Bank, or any of their respective successors, including without limitation, the Surviving Corporation and the Surviving Bank, to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements which are between the Company or the Bank and any director, officer or employee thereof and which have been disclosed in Section 5.01 of the Company Disclosure Schedule, and to assume all duties, liabilities and obligations under such agreements. Parent agrees for itself and its Subsidiaries that the consummation of the transactions contemplated hereby is a "Change in Control" as defined in the Special Termination Agreements between the Company and/or the Bank and certain officers as disclosed in the Company Disclosure Schedule.

           (b) Parent agrees to offer, or cause the Surviving Bank to offer, continued comparable employment on and after the Effective Time to all employees of the Company or the Company Subsidiaries who were such immediately prior to the Effective Time. Employees of the Company or the Company Subsidiaries who are terminated on or within two years after the Effective Time shall be provided, in addition to all other applicable benefits, severance and other benefits set forth in Section 5.01 of the Company Disclosure Schedule, with the following:

               (i) the greater or more favorable of the severance and other benefits set forth in (x) Fleet Financial Group, Inc.'s Severance Pay and Benefits Plan appended to Section 6.08 of the Parent Disclosure Schedule, or (y) Parent's severance pay and benefits plan policy existing on the date of termination; and

              (ii) continuation of health benefits for one year after termination on the same terms and conditions as though they had remained active employees of Parent or the Surviving Corporation or the Surviving Bank (provided, that such employees shall not be treated as "new" employees for purposes of any exclusion for an existing condition under any health or similar plan), and thereafter shall be entitled to continuation benefits (such as COBRA) for an additional eighteen month period determined as though their employment had terminated at the end of such one-year period.

           (c) The provisions of this Section 6.08 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each officer and employee covered hereby and his or her heirs and representatives.

      6.09 Indemnification; Directors' and Officers' Insurance.

           (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless and that after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (ii) the Indemnified Parties may retain counsel satisfactory to them, and the Company, and the Surviving Corporation and Parent after the Effective Time, shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty days after statements therefor are received, and (iii) the Company, the Surviving Corporation and Parent will use their respective best efforts to assist in the vigorous defense of any such matter; provided, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent, thereof, provided, that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent, except to the extent such failure to notify materially prejudices such party.

           (b) Parent agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in the Company's Certificate of Incorporation or By-laws or the Charter or By-laws or similar organizational documents of any of its Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim.

           (c) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring at or prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend more than the amount (the "Insurance Amount") equal to 200% of the current amount expended by the Company and the Bank to maintain or procure insurance coverage pursuant hereto.

           (d) In the event Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

           (e) The provisions of this Section 6.09 are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      6.10 Subsequent Interim and Annual Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after December 31, 1993, Parent will deliver to the Company and the Company will deliver to Parent their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event later than April 1, 1995, Parent will deliver to the Company and the Company will deliver to Parent their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1994, as filed with the SEC under the Exchange Act.

      6.11 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, or the Bank Merger Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

      6.12 Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants set forth in Sections 5.01 and 5.03 hereof.

      6.13 Current Information.

           (a) During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to be available to confer on a regular and frequent basis (not less than monthly) with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. The Company will promptly notify Parent of any material change in the normal course of business of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings or the institution of significant litigation involving the Company or any of its Subsidiaries and will keep Parent reasonably informed of such events.

           (b) Parent will promptly notify the Company of any material change in the normal course of business of Parent or any of its Subsidiaries and of any governmental complaints, investigations or hearings, or the institution of significant litigation involving Parent or any of its Subsidiaries, and will keep the Company reasonably informed of such events.

      6.14 ALCO Management. The Company agrees that during the period from the date of this Agreement to the Effective Time, the Company will consult and cooperate with Parent in the development and implementation of a program to manage the Company's interest rate sensitive assets and liabilities.

      6.15 Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable after the date of this Agreement, (a) Parent shall
(i) cause the Board of Directors of Massachusetts Bank to approve the Bank Merger Agreement, (ii) cause Massachusetts Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole shareholder of Massachusetts Bank, and (b) the Company shall (i) cause the Board of Directors of the Bank to approve the Bank Merger Agreement, and
(ii) cause the Bank to execute and deliver the Bank Merger Agreement. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and necessary to carry out the purposes of this Agreement.

      6.16 Organization of Merger Subsidiary.

           (a) Prior to the mailing of the Proxy Statement to stockholders of the Company for approval of the Merger, Parent will take any and all necessary action to cause (i) Merger Subsidiary to be organized, (ii) Merger Subsidiary to become a direct wholly owned subsidiary of Parent, (iii) the directors and sole stockholder of Merger Subsidiary to approve this Agreement and the consummation of the transactions contemplated hereby, (iv) Merger Subsidiary to execute one or more counterparts to this Agreement and to deliver at least one such counterpart so executed to the Company, whereupon Merger Subsidiary shall become a party to and be bound by this Agreement, and
(v) if the Alternative Merger is to be consummated, Merger Subsidiary to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

           (b) On and as of the date Merger Subsidiary becomes a party to this Agreement, Parent and Merger Subsidiary shall, jointly and severally, represent and warrant to the Company as follows:

                 (i) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and all of its outstanding capital stock is owned directly by Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement;

                 (ii) Merger Subsidiary has all necessary corporate power and authority to executive and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Subsidiary and by Parent in its capacity as sole stockholder of Merger Subsidiary and no other corporate proceedings on the part of Merger Subsidiary are necessary to consummate the transaction contemplated hereby and will not (A) conflict with or violate the Certificate of Incorporation or By-laws of Merger Subsidiary or (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Merger Subsidiary or by which any of its properties or assets is bound or affected; and

                 (iii) Merger Subsidiary has duly and validly executed and delivered this Agreement and this Agreement (assuming adoption of the Agreement by the requisite vote of the Company's shareholders and the due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Merger Subsidiary enforceable against Merger Subsidiary in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.


                              ARTICLE VII

                         CONDITIONS PRECEDENT

      7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

           (a) Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

           (b) Stock Exchange Listing. The Warrants, shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger and the Warrant Shares shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

           (c) Other Approvals. All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

           (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

           (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction (an "Injunction") preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

      7.02 Conditions to Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

           (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes hereof, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a Material Adverse Effect (as defined in Section 3.01 hereof). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

           (c) Consents Under Agreements. The consent, approval or waiver of each person (other than of the Governmental Entities with responsibility for the regulatory approvals referred to in Section 7.01(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Company Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole.

           (d) Legal Opinion. Parent shall have received the opinion of Goodwin, Procter & Hoar, counsel to the Company, dated the Closing Date, in a form that is customary for transactions of this type. As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities law, such counsel may rely upon the certificates of officers and directors of the Company and its Subsidiaries and of public officials and opinions of local counsel, reasonably acceptable to Parent.

           (e) Accountant's Letter. The Company shall have caused to be delivered to Parent letters from KPMG Peat Marwick, independent public accountants with respect to the Company, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to Parent and the Company, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon agreed upon procedures to be specified by Parent, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

      7.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions (except that the condition set forth in Section 7.03(d) shall not be a condition to the Company's obligations to effect the Alternative Merger):

           (a) Representations and Warranties. The representations and warranties of Merger Subsidiary (if the Alternative Merger is to be effected) and Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes hereof, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a Material Adverse Effect (as defined in Section
3.01 hereof). The Company shall have received a certificate signed on behalf of Merger Subsidiary (if the Alternative Merger is to be effected) and Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

           (b) Performance of Obligations. Merger Subsidiary (if the Alternative Merger is to be effected) and Parent shall have each performed in all material respects all obligations required to be performed by such party under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

           (c) Consents Under Agreements. The consent or approval of each person (other than of the Governmental Entities with responsibility for the regulatory approvals referred to in Section 7.01(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby).

           (d) Federal Tax Opinion. The Company shall have received from its counsel, an opinion dated as of the Effective Time, in form and substance reasonably satisfactory to the Company, rendered on the basis of facts, representations, and assumptions set forth in such opinion or in writing elsewhere and referred to therein, substantially to the effect that for federal income tax purposes (i) the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and (ii) Parent and the Company each will be a party to the reorganization within the meaning of
Section 368(b) of the Code (noting, however, that the nontaxability of the shareholders of the Company resulting from such reorganization does not extend to cash received as Per Share Cash Consideration, cash in lieu of a fractional shares interest in Parent Common Stock, cash received by the holders of Dissenting Shares or the Warrants, if any). In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of the Company, Parent, affiliates of the foregoing, and others.

           (e) Legal Opinion. The Company shall have received the opinion of Edwards & Angell, counsel to Parent, dated the Closing Date, in a form that is customary for transactions of this type. As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities law, Rhode Island law or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of Parent and of public officials and opinions of local counsel, reasonably acceptable to the Company.

           (f) Opinion of Financial Advisor. The Company shall have received an opinion, dated as of the date of the Proxy Statement, from Salomon Brothers Inc to the effect that as of the date thereof the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.


                             ARTICLE VIII

                       TERMINATION AND AMENDMENT

      8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

           (a) by mutual consent of Parent, Merger Subsidiary and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

           (b) by either Parent and Merger Subsidiary or the Company upon written notice to the other party (i) ninety days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the ninety day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

           (c) by either Parent and Merger Subsidiary or the Company if the Merger shall not have been consummated on or before May 31, 1995, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

           (d)   by either Parent and Merger Subsidiary or the Company if
      (i) any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof, or (ii) the Company's Board of Directors determines that it will not recommend to its shareholders approval, or modifies or withdraws its recommendation, of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement, if such Board shall have concluded with the advice of counsel that such action is required to prevent such Board from breaching its fiduciary obligations to the shareholders of the Company;

           (e) by either Parent and Merger Subsidiary or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

           (f) by either Parent and Merger Subsidiary or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five days following receipt by the breaching party of written notice of such breach from the other party hereto.

      8.02 Effect of Termination; Expenses.

           (a) In the event of termination of this Agreement by either Parent and Merger Subsidiary or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except (i) Sections 6.02(c), 8.02 and 9.03 and the last sentence of Section 6.02(a) (except as noted in Section 8.02(c)), shall survive any termination of this Agreement, and (ii) no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

           (b) If this Agreement is terminated, expenses of the parties hereto shall be determined as follows:

               (i) Any termination of this Agreement pursuant to Section 8.01(a) or Section 8.01(d) hereof shall be without cost, expense or liability on the part of any party to the other. Any termination of this Agreement pursuant to Section 8.01(e) or Section 8.01(f) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the breach of a representation or warranty or the breach of a covenant or agreement is caused by the willful conduct or gross negligence of a party in which event said party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses").

              (ii) If this Agreement is terminated pursuant to Section 8.01(b) or Section 8.01(c) or the transactions contemplated hereby otherwise fail to be consummated, in any such case because of the failure to receive any required regulatory approval, Parent shall reimburse the Company for all Expenses up to a maximum of $1,500,000.

             (iii) The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law or in equity and no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of this Agreement.

            (c) In order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company will make a cash payment to Parent of $8,000,000 (the "Expense Fee") if and only if :

            (i) (x) the Company has terminated this Agreement pursuant to
      Section 8.01(d) or (y) Parent and Merger Subsidiary have terminated this Agreement pursuant to Sections 8.01(e) or 8.01(f) and the breach of the representation, warranty, covenant or agreement was caused by the willful conduct or gross negligence of the Company, and

            (ii) (x) within six (6) months of any such termination, (A) the Company shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Parent or any subsidiary or affiliate of Parent or (B) the Board of Directors of the Company shall have approved an Acquisition Transaction or recommended that shareholders of the Company approve or accept any Acquisition Transaction with any person other than Parent or any subsidiary or affiliate of Parent, or (y) in the case of a termination pursuant to
      Section 8.01(d), at the time of such termination any person other than Parent or any subsidiary or affiliate of Parent, shall have made a bona fide proposal to the Company or its shareholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure.

Any payment required by the previous sentence will be (i) payable by the Company to Parent (by wire transfer of immediately available funds to an account designated by Parent) within five business days after demand by Parent and (ii) net of any other payments made by the Company to Parent pursuant to the provisions of Section 8.02(b)(i). In the event of a termination under circumstances that would trigger a payment under this
Section 8.02(c), the standstill provisions contained in the Confidentiality Agreement shall terminate.

      Notwithstanding anything to the contrary set forth in this Agreement, if the Company pays Parent the Expense Fee, the Company will have no further obligations or liabilities to Parent with respect to this Agreement or the transactions contemplated by this Agreement.

      For purposes of this Agreement, "Acquisition Transaction" shall mean
(i) a merger, consolidation or other similar transaction with the Company,
(ii) any sale, lease or other disposition of 25% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transaction, or (iii) any tender or exchange offer for 25% or more of the outstanding shares of Company Common Stock.

      8.03 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company's shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the Company's shareholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                              ARTICLE IX

                          GENERAL PROVISIONS

      9.01 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at the offices of Goodwin, Procter & Hoar, One Exchange Place, Boston, Massachusetts 02109, at 10:00 a.m. on a date selected by Parent, which shall be not more than five business days after the satisfaction of the conditions set forth in Section
7.01 hereof or at such other date, time and place as is mutually agreed upon by the Company and Parent. The date on which such Closing takes place is referred to herein as the "Closing Date". Parent shall provide the Company written notice of the date selected by it as the Closing Date at least five business days prior to such date.

      9.02 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

      9.03 Expenses. Except as provided by Section 8.02(b) hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated hereby, shall be borne by Parent, provided, however, that nothing contained herein shall limit either party's rights under Section 8.02 hereof, including, but not limited to, the right to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

      9.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopies (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to Parent or Merger Subsidiary, to:

                 Fleet Financial Group, Inc.
                 50 Kennedy Plaza
                 Providence, Rhode Island  02903-2305
                 Attn:  William C. Mutterperl, General Counsel

   with a copy to:

                 Edwards & Angell
                 2700 Hospital Trust Plaza
                 Providence, Rhode Island  02903-2305
                 Attn:  Duncan Johnson, Esq.

            (b)  if to the Company, to:

                 NBB Bancorp, Inc.
                 174 Union Street
                 New Bedford, MA 02740
                 Attn:  Robert McCarter, Chairman

   with a copy to:

                 Goodwin, Procter & Hoar
                 Exchange Place
                 Boston, MA 02109
                 Attn:  Paul W. Lee, P.C.
                         Regina M. Pisa, P.C.

      9.05 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be May 9, 1994.

      9.06 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      9.07 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

      9.08 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

      9.09 Jurisdiction and Venue. The parties consent to the jurisdiction of all federal and state courts in Massachusetts, and agree that venue shall lie exclusively in Boston, Suffolk County, Massachusetts.

      9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of Section 6.02(a) and in Section 6.02(c) of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.02(a) and Section 6.02(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.12 Publicity. Except as otherwise required by law or the rules of the Stock Exchange, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

      9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                      NBB BANCORP, INC.



                                      By:    /s/ Robert McCarter
                                         Title: Chairman and President


Attest:


By:      /s/ Carol E. Correia
     Title:  Secretary



                                      FLEET FINANCIAL GROUP, INC.



Attest:                               By:    /s/ H. Jay Sarles
                                         Title:  Vice Chairman


By:    /s/ Brian T. Moynihan
     Title:  Vice President




91401.c5
8/25/94